EXECUTION VERSION
Exhibit 10.2

TENTH AMENDMENT TO
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
THIS TENTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of May 26, 2017, is entered into by and among CINCINNATI BELL FUNDING LLC (the “Seller”), CINCINNATI BELL INC., as Servicer (the “Servicer”), and as Performance Guarantor (the “Performance Guarantor”), the Purchasers and Purchaser Agents parties hereto and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrator for each Purchaser Group (the “Administrator”), as LC Bank and as the Swingline Purchaser (the “Swingline Purchaser”).

RECITALS
1.The parties hereto are parties to the Amended and Restated Receivables Purchase Agreement, dated as of June 6, 2011 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Agreement”) and desire to amend the Agreement as hereinafter set forth.

2.PNC desires to join the Agreement as “Swingline Purchaser” thereunder.

3.Concurrently herewith, the Seller, the Servicer, the Administrator and the Purchaser Agents party thereto are entering into that certain Eighth Amended and Restated Fee Letter (the “Fee Letter”), dated as of the date hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Certain Defined Terms. Capitalized terms that are used but not defined herein shall have the meanings set forth in the Agreement.

SECTION 2.Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.
SECTION 3.Joinder. From and after the date hereof, PNC shall be a party to the Agreement as a “Swingline Purchaser” for all purposes thereof. Each of the parties hereto hereby consent to the joinder of PNC as a “Swingline Purchaser” and any otherwise applicable conditions precedent thereto under the Agreement and the other Transaction Documents (other than as set forth herein) are hereby waived.

SECTION 4.Reaffirmation by Performance Guarantor. The Performance Guarantor hereby (i) consents (to the extent required under the Performance Guaranty or any applicable law) to and acknowledges and agrees with the amendments contemplated by this Amendment and any and all other amendments, modifications or waivers to or in the Transaction Documents amended on or before the date hereof, including any and all provisions thereof that may increase the obligations of any Originator, Servicer, Sub-Servicer or Seller and (ii) ratifies and reaffirms all of its payment and performance obligations under the Performance Guaranty.

SECTION 5.Representations and Warranties. Each of the Seller, the Servicer and the Performance Guarantor hereby represents and warrants to the Administrator, each Purchaser and each Purchaser Agent as follows:

(a)Representations and Warranties. The representations and warranties made by it in the Transaction Documents are true and correct as of the date hereof and after giving effect to this Amendment (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its terms.

(c)No Default. After giving effect to this Amendment, no Termination Event, Unmatured Termination Event or Servicer Default exists or shall exist.

SECTION 6.Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 7.Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrator’s receipt of:

(a)duly executed counterparts of this Amendment from each of the parties hereto;
(b)duly executed counterparts of the Fee Letter from each of the parties thereto; and
(c)evidence of payment of each of the “Amendment Fee” (under and as defined in the Fee Letter) in immediately available funds.

SECTION 8.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

SECTION 9.Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE

OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 10.Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

SECTION 11.Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
CINCINNATI BELL FUNDING LLC,
as Seller

By: ____/s/ Christopher C. Elma
Name:    Christopher C. Elma
Title:    Vice President and Treasurer

CINCINNATI BELL INC.,
as Servicer and as Performance Guarantor

By: ____/s/ Christopher C. Elma
Name:    Christopher C. Elma
Title:    Vice President and Treasurer

Tenth Amendment to A&R RPA
(Cincinnati Bell)

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By: __/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent and as a Related Committed Purchaser

By: __/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as the LC Bank and as an LC Participant

By: __/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as the Swingline Purchaser

By: __/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

REGIONS BANK,
as a Purchaser Agent, as an LC Participant
and as a Related Committed Purchaser

By:____/s/ Kathy Myers
Name: Kathy Myers
Title: Vice President

Tenth Amendment to A&R RPA
(Cincinnati Bell)

EXHIBIT A

Changed Pages to

Amended and Restated Receivables Purchase Agreement

Tenth Amendment to A&R RPA
(Cincinnati Bell)

EXECUTION VERSION
CONFORMED COPY includes
First Amendment dated August 1, 2011
Letter Agreement dated December 31, 2011
Second Amendment dated June 4, 2012
Third Amendment dated October 1, 2012
Fourth Amendment dated June 3, 2013
Fifth Amendment dated September 13, 2013
Sixth Amendment dated June 2, 2014
Seventh Amendment dated September 30, 2014
Eighth Amendment dated June 1, 2015
Ninth Amendment dated May 27, 2016 Tenth Amendment dated May 26, 2017

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of June 6, 2011

among

CINCINNATI BELL FUNDING LLC,
as Seller

CINCINNATI BELL INC.,
as Servicer

THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO,

        PNC BANK, NATIONAL ASSOCIATION,
as Administrator, Swingline Purchaser and LC Bank

and

PNC CAPITAL MARKETS LLC,
as Structuring Agent

Tenth Amendment to A&R RPA
(Cincinnati Bell)

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 6, 2011, among CINCINNATI BELL FUNDING LLC, a Delaware limited liability company, as seller (the “Seller”), CINCINNATI BELL INC., an Ohio corporation (“CB”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, and PNC BANK, NATIONAL ASSOCIATION, as Administrator for each Purchaser Group (in such capacity, the “Administrator”), Swingline Purchaser (in such capacity, the “Swingline Purchaser”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

This Agreement amends and restates in its entirety, as of the Closing Date, the Receivables Purchase Agreement, dated as of March 23, 2007 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), among the Seller, the Servicer, the Purchaser Agents, the Purchasers from time to time party thereto and the Administrator. Upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, (i) the Seller and Servicer shall continue to be liable to each of the parties to the Original Agreement or any other Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) for fees and expenses which are accrued and unpaid under the Original Agreement on the date hereof (collectively, the “Original Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Original Agreement shall remain in full force and effect as security for such Original Agreement Outstanding Amounts until such Original Agreement Outstanding Amounts shall have been paid in full. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1	Purchase Facility.

(a)	On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, (i) ~~ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups) request that the Conduit Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund, ratably request that the Related Committed Purchasers, make purchases (and deemed purchases) of~~request that the Purchasers make purchases from the Seller of, and reinvestments in, undivided percentage ownership interests with regard to the Purchased Interest ~~from the Seller~~. Each purchase requested by the Seller pursuant to Section 1.2(a) shall be made ratably (based on Ratable Share) by the respective Purchaser Groups, and each Purchaser Group’s Ratable Share of each Purchase shall be made and funded (x) if such Purchaser Group contains a Conduit Purchaser and such Conduit Purchaser elects (in its sole discretion) to make and fund such portion of such Purchase, by such Conduit Purchaser, or (y) if such Purchaser Group does not contain a Conduit Purchaser or if the Conduit Purchaser in such Purchaser Group declines (in its sole discretion) to make or fund such portion of such Purchase, by the Related Committed Purchaser in such Purchaser Group and (ii) request that the LC Bank issue or cause the issuance of Letters of Credit, in each case subject to the terms hereof (each such purchase, deemed purchase, reinvestment or issuance is referred to herein as a “Purchase”). The Seller may also, subject to the terms and conditions set forth in Section 1.2, request Swingline Purchases from the Swingline Purchaser. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date or, if earlier, the Purchaser Termination Date with respect to such Related Committed Purchaser, based on the applicable Purchaser Group’s Ratable Share of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) and, on the terms of and subject to the conditions of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make Participation Advances in connection with any draws under such Letters of Credit equal to such LC Participant’s ~~Pro Rata~~Ratable Share of such draws), undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Notwithstanding anything set forth in this paragraph (a) or otherwise herein to the contrary under no circumstances shall any Purchaser make any purchase or reinvestment (including, without limitation, any Purchases deemed to have been requested by Seller pursuant to Section 1.1(b)) or issue any Letters of Credit hereunder, as applicable, if, after giving effect to such Purchase, the (i) aggregate outstanding amount of the Capital of such Purchaser, when added to all other Capital of all other Purchasers in such Purchaser’s Purchaser Group would exceed (A) its Purchaser Group’s Group Commitment (as the same may be reduced from time to time pursuant to Section 1.1(c)), minus (B) the Related LC Participant’s ~~Pro Rata~~Ratable Share of the LC Participation Amount, (ii) Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit, (iii) Purchased Interest would exceed 100%, or (iv) the LC Participation Amount would exceed the aggregate of the Commitments of the LC Participants..

The Seller may, subject to this paragraph (a) and the other requirements and conditions herein, use the proceeds of any purchase by the Purchasers hereunder to satisfy its Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.14 below.

~~Each of the parties hereto hereby acknowledges and agrees that (i) from and after the  Fourth Amendment Effective Date, the Purchaser Group that includes Regions, as a Purchaser Agent and as a Purchaser, shall not include a Conduit Purchaser, and each request by the Seller for ratable Purchases by the Conduit Purchasers pursuant to Section 1.1(a)(i) shall be deemed to be a request that the Related Committed Purchasers in Regions’ Purchaser Group make their ratable share of such Purchase and (ii) from and after the Fifth Amendment Effective Date, the Purchaser Group that includes PNC, as a Purchaser Agent and as a Purchaser, shall not include a Conduit Purchaser, and each request by the Seller for ratable Purchases by the Conduit Purchasers pursuant to Section 1.1(a)(i) shall be deemed to be a request that the Related Committed Purchasers in PNC’s Purchaser Group make their ratable share of such Purchase. For the avoidance of doubt, the Discount with respect to each Portion of Capital funded or maintained by the Related Committed Purchasers in each of Regions’ Purchaser Group and PNC’s Purchaser Group shall accrue at the Alternate Rate, rather than the CP Rate.~~

(b)In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Reimbursement Date (out of its own funds available therefor) pursuant to Section 1.14(b), then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new purchase from the Conduit Purchasers or Related Committed Purchasers, as applicable, on such date, on the terms and subject to the conditions hereof, in an amount equal to the amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth in paragraph (a) above (and the other requirements and conditions herein), the Conduit Purchasers or Related Committed Purchasers, as applicable, shall fund such deemed purchase request and deliver the proceeds thereof directly to the Administrator to be immediately distributed to the LC Bank in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.14(b) to the extent of the amounts permitted to be funded by the Conduit Purchasers or Related Committed Purchasers, as applicable, at such time, hereunder.

(c)The Seller may, upon at least 30 days’ written notice to the Administrator and each Purchaser Agent, terminate the Purchase Facility in whole or, upon at least 30 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit (but not below the amount that would cause the Aggregate Capital plus the LC Participation Amount to exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment, in each case after giving effect to such reduction); provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $20,000,000. Each reduction in the Commitments hereunder shall be made ratably among the Purchasers in accordance with their respective Commitment Percentages and their respective Commitments. The Administrator shall promptly advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(c); it being understood that (in addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder) no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to the then outstanding LC Participation Amount and (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the amount, if any, by which the Purchase Limit as so reduced by such partial reduction exceeds the sum of the Aggregate Capital plus the LC Participation Amount.

(d)Each Conduit Purchaser hereby agrees with respect to itself that it will use commercially reasonable efforts to assure that the Purchases and reinvestments funded by it are funded through the issuance of Notes; provided, that (i) no Conduit Purchaser assures that the purchases or reinvestments of undivided percentage ownership interests funded by it are or will be funded or maintained through the issuance of Notes at any time a Termination Event has occurred and is continuing, (ii) nothing herein is (or shall be construed as) a commitment by any Conduit Purchaser to fund or maintain any purchase or reinvestment of undivided percentage ownership interests through the issuance of Notes and (iii) at no time will a Conduit Purchaser be obligated to make Purchases or reinvestments hereunder.

Section 1.2    Making Purchases.

(a)Seller may request a purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder to be made in cash on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $500,000 or such lesser amount as agreed to by the Administrator and each Purchaser Agent), being the Capital relating to the undivided percentage ownership interest then being purchased with respect to each Purchaser Group, (B) the date of such purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such purchase. Each Swingline Purchase shall be made in accordance with Section 1.2(g).

(b)On the date of each purchase requested by Seller pursuant to Section 1.2(a), each applicable Conduit Purchaser or Related Committed Purchaser, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 5605018601 (or such other account as may be designated in writing by the Seller to the Administrator and each Purchaser Agent), an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being purchased by such Purchaser.

(c)Effective on the date of each Purchase pursuant to this Agreement, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on the sum of the Capital plus the LC Participation Amount outstanding at such time for each such

Related Committed Purchasers or Related LC Participants in such defaulting Related Committed Purchaser’s or Related LC Participant’s Purchaser Group shall fund the defaulting Related Committed Purchaser’s or Related LC Participant’s Commitment Percentage of the related Purchase or drawing pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser or Related LC Participant; it being understood that a defaulting Related Committed Purchaser’s or Related LC Participant’s Commitment Percentage of any Purchase or drawing shall be first funded by the Related Committed Purchasers or Related LC Participants in such defaulting Related Committed Purchaser’s or Related LC Participant’s Purchaser Group and thereafter if there are no other Related Committed Purchasers or Related LC Participants in such Purchaser Group or if such other Related Committed Purchasers or Related LC Participants are also defaulting Related Committed Purchasers or Related LC Participants, then such defaulting Related Committed Purchaser’s or Related LC Participant’s Commitment Percentage of such Purchase or drawing shall be funded by each other Purchaser Group ratably (based on Ratable Share) and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser or Related LC Participant shall be required to make a Purchase or payment with respect to such drawing pursuant to this paragraph for an amount which would cause the aggregate Capital of such Related Committed Purchaser or the ~~Pro Rata~~Ratable Share of the LC Participation Amount of such Related LC Participant (after giving effect to such Purchase or payment with respect to such drawing) to exceed its Commitment.

(g)    Swingline Purchases.

(i)The Swingline. Subject to the terms and conditions set forth herein, the Swingline Purchaser agrees to make purchases from the Seller of, and reinvestments in, undivided percentage ownership interests with regard to the Purchased Interest (each such purchase, a “Swingline Purchase”), from time to time on any Business Day before the Facility Termination Date; provided, however, that after giving effect to any Swingline Purchase, the (A) aggregate outstanding amount of the Capital of any Purchaser, when added to all other Capital of all other Purchasers in such Purchaser’s Purchaser Group shall not exceed (x) its Purchaser Group’s Group Commitment (as the same may be reduced from time to time pursuant to Section 1.1(c)), minus (y) the Related LC Participant’s Ratable Share of the LC Participation Amount, (B) Aggregate Capital plus the LC Participation Amount shall not exceed the Purchase Limit, (C) the Purchased Interest shall not exceed 100%, (D) the LC Participation Amount shall not exceed the aggregate of the Commitments of the LC Participants and (E) the Swingline Capital shall not exceed the Swingline Sublimit.

(ii)Swingline Purchase Procedures. Each Swingline Purchase shall be made upon the Seller’s irrevocable notice in writing (including, without limitation, e-mail communications) to the Swingline Purchaser and the Administrator, which notice must be received by the Swingline Purchaser not later than 4:00 p.m. (New York City time) on the proposed date of such Swingline Purchase (or such later time agreed to by the Swingline Purchaser) with a copy to the Administrator, and shall specify (A) the amount to be purchased, which shall be a minimum of $100,000 or a whole multiple of $10,000 in excess thereof and (B) the proposed date of such Purchase, which shall be a Business

Day. So long as the conditions set forth in the proviso to the first sentence of Section 1.2(g)(i) and the applicable conditions specified in Exhibit II are then satisfied, then, subject to the terms and conditions hereof, the Swingline Purchaser will make the amount of its Swingline Purchase available to the Borrower in immediately available funds on the purchase date specified in such notice.

(iii) Reduction in Swingline Capital. Notwithstanding the foregoing, the Seller, upon irrevocable notice in writing (including, without limitation, e-mail communications) to the Swingline Purchaser and the Administrator, which notice must be received by the Swingline Purchaser not later than 4:00 p.m. (New York City time) on the proposed date of such reduction in Swingline Capital (or such later time agreed to by the Swingline Purchaser), may voluntarily reduce the amount of Swingline Capital, in whole or in part without premium or penalty, in any amount. If such notice is given by the Seller, the Seller shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 1.3    Purchased Interest Computation. The Purchased Interest shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. On any Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero when (a) the Aggregate Capital thereof and Aggregate Discount thereon shall have been paid in full, (b) an amount equal to 100% of the LC Participation Amount shall have been deposited in the LC Collateral Account, or all Letters of Credit shall have expired, and (c) all the amounts owed by the Seller and the Servicer hereunder to each Purchaser, the Administrator and any other Indemnified Party or Affected Person that are then due and payable are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4    Settlement Procedures.

(a)The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement and applicable regulatory law. The Seller shall, to the extent that it is in possession thereof, or can reasonably obtain it, provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b)The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i)set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the Fees accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate of each such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount, and second, if the Servicer has set aside amounts in respect of the Purchasers’ Share of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to paragraph (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii)    if such distribution occurs on a Termination Day or on a day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or on a day when the Purchased Interest exceeds 100%, first, if CB or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of the Purchasers’ Share of all accrued Servicing Fees, second, to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount and Fees payable to all Purchasers at such time) (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group and all accrued Fees, third, to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%) (determined as if such Collections had been applied to reduce the Aggregate Capital); it being understood that each Purchaser Agent shall distribute the amounts described in the first, second and third clauses of this Section 1.4(d)(ii) to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount, Fees and Capital, respectively (provided, however, that if such Purchaser Agent’s Purchaser Group includes the Swingline Purchaser, such amounts paid to such Purchaser Group in reduction of Capital shall be applied first as a reduction of Swingline Capital until reduced to zero and then to all such Purchaser Group’s remaining Capital, fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants, the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account equals 100% of the LC Participation Amount (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%) (determined as if such Collections had been applied to reduce the aggregate outstanding amount of the LC Participation Amount), fifth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer (if other than CB or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably, based on the amounts then due and payable to each (for the benefit of the Purchasers within such Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts then due and payable thereto by the Seller or Servicer hereunder and, sixth, to the Servicer’s own account (if the Servicer is CB or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.

such LC Participant’s ~~Pro Rata~~Ratable Share of the face amount of such Letter of Credit and the amount of such drawing, respectively.

(b)    In the event of any drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator and the Seller of such drawing. The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank in an amount equal to the amount of such drawing not later than (i) if the Seller shall have received such notice by 1:00 p.m., New York time, on the date of such drawing (each such date, a “Drawing Date”), 4:00 p.m., New York time, on the Drawing Date and (ii) otherwise 12:00 noon, New York time, on the Business Day immediately following the Drawing Date (the date on which the Seller is obligated to perform a Reimbursement Obligation is referred to as a “Reimbursement Date”). In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, New York time, on a Reimbursement Date (including because the conditions precedent to a Funded Purchase deemed to have been requested by Seller pursuant to Section 1.1(b) to reimburse the LC Bank shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(c)    Each LC Participant shall upon any notice pursuant to paragraph (b) above make available to the LC Bank an amount in immediately available funds equal to its ~~Pro Rata~~Ratable Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Funded Purchase in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s ~~Pro Rata~~Ratable Share of such amount by no later than 2:00 p.m., New York time on the Reimbursement Date (or, if such Reimbursement Date is the Drawing Date, 12:00 noon, New York time on the Business Day immediately following such Reimbursement Date) (the date on which an LC Participant is obligated to make available to the LC Bank the amount of such LC Participant’s ~~Pro Rata~~Ratable Share is referred to as the “LC Participant Reimbursement Date”), then interest shall accrue on such LC Participant’s obligation to make such payment, from the LC Participant Reimbursement Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the LC Participant Reimbursement Date and (ii) at a rate per annum equal to the rate applicable to Capital on and after the fourth day following the LC Participant Reimbursement Date. The LC Bank will promptly give notice of the occurrence of the LC Participant Reimbursement Date, but failure of the LC Bank to give any such notice on the LC Participant Reimbursement Date or in sufficient time to enable any LC Participant to effect such payment on the LC Participant Reimbursement Date shall not relieve such LC Participant from its obligation under this paragraph (c), provided that such LC Participant shall not be obligated to pay interest as provided in clauses (i) and (ii) above until and commencing from the date of receipt of notice from the LC Bank or the Administrator of the occurrence of the LC Participant Reimbursement Date. Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C)

all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.15    Repayment of Participation Advances.

(a)Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank, or (ii) in payment of Discount on the Funded Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its ~~Pro Rata~~Ratable Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

Section 1.16    Documentation. The Seller agrees to be bound by, and to cause any other
Person on whose behalf a Letter of Credit is issued hereunder (including any “Account Party” or “Applicant” thereof) to comply with, and be bound by LC Bank’s written regulations and customary practices relating to letters of credit. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 1.17    Determination to Honor Drawing Request.    In determining whether to
honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.18    Nature of Participation and Reimbursement Obligations.

Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute,

~~Section 1.23 Optional Prepayment. If at any time the Seller shall wish to cause the reduction of Aggregate Capital (and all accrued and unpaid Discount thereon) by making a cash payment to the Purchaser Agents for the benefit of the related Purchasers, the Seller may do so as follows: (i) the Seller shall provide 30 days’ prior written notice to the Administrator and each Purchaser Agent (or such lesser notice as the Administrator and each Purchaser Agent shall have otherwise consented to in writing), which notice shall include the date of the proposed reduction (which shall be a Business Day) and shall set forth the amount of the Aggregate Capital to be reduced (and all accrued and unpaid Discount thereon); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as the Administrator and each Purchaser Agent shall have otherwise consented to in writing); provided, further that, unless reduced in whole, the entire Aggregate Capital after giving effect to such reduction shall be not less than $20,000,000 (or such lesser amount as the Administrator and each Purchaser Agent shall have otherwise consented to in writing) and (ii) on the date of such proposed reduction, such amount shall be made available to the applicable Purchaser Agents for the ratable benefit of the related Purchasers (ratably based on the Capital outstanding at such time) and the Capital (and accrued and unpaid Discount thereon) of each Purchaser shall only be deemed to be reduced by such payment when such payment is finally so paid to such Purchaser in full in cash. All payments made pursuant to this Section 1.23 shall be subject to any applicable Yield Protection Fee payable to any Purchaser at such time in connection therewith.~~
ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1    Representations and Warranties; Covenants. Each of the Seller and the
Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2    Termination Events. If any of the Termination Events set forth in Exhibit
V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

ARTICLE V

THE AGENTS

Section 5.1    Appointment and Authorization.

(a)Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints
PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)Except as otherwise specifically provided in this Agreement, the provisions of this
Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V (including, for the avoidance of doubt, Sections 5.2, 5.3 and 5.4) shall not affect any obligations or liability which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, CB, the Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7    Administrators and Affiliates.    Each of the Purchasers, the Purchaser
Agents and the Administrator and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, CB, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8    Indemnification. Each LC Participant and Related Committed Purchaser
agrees to indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents and the LC Bank (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably (based on ~~its Commitment~~respective Group Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or the LC Bank or such Person as finally determined by a court of competent jurisdiction). Without limiting the generality of the foregoing, each LC Participant agrees to reimburse the Administrator and the LC Bank, ratably according to their ~~Pro Rata Shares~~ratable shares (based on respective Group Commitments), promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrator or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.

Section 5.9    Successor Administrator. The Administrator may, upon at least five (5)
days’ notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and a “Related LC Participant” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment and, if applicable, selling Related LC Participant’s ~~Pro Rata~~Ratable Share of the LC Participation Amount.

(d)    Assignments to Liquidity Providers and other Program Support Providers. Any
Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder.

(e)    Other Assignment by Conduit Purchasers. Each party hereto agrees and consents
(i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person within such Conduit Purchaser’s Purchaser Group, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser; provided, further, that such Conduit Purchaser may not make any assignment of its rights or obligations hereunder to any Person who is not a member of an existing Purchaser Group without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed and not required if a Termination Event or Servicer Default has occurred and is continuing). Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f)    Certain Pledges.    Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such

EXHIBIT I
DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.

“Adjusted LC Participation Amount” means, at any time, the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time.

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of this Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to:
(a)solely with respect to each of PNC and Regions, as a Purchaser, the daily average LMIR for such Yield Period, (b) with respect to any Purchaser other than PNC or Regions, the Euro-Rate for such Yield Period, only to the extent that the Euro-Rate is available or (c) the Base Rate for such Yield Period, only to the extent that LMIR or the Euro-Rate, as applicable, is unavailable pursuant to Section 1.20; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to the greater of (i) 3.0% per annum above the Base Rate in effect on such day and (ii) the “Alternate Rate” as calculated in clause (a) or (b) above, as applicable.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C.
§ 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)the rate of interest in effect for such day as publicly announced from time to time by the Administrator as its “reference rate”. Such “reference rate” is set by the Administrator based upon various factors, including the Administrator’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and
(b)0.50% per annum above the latest Federal Funds Rate.
“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, CB or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, Atlanta, Georgia or New York City, New York, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate or LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Purchaser, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to Section 1.1(b) and Section 1.2(b) of the Agreement, (ii) paid to, or on behalf of, the Seller in connection with all Swingline Purchases made by such Purchaser pursuant to Section 1.2(g) and of the Agreement, (iii) paid by such Purchaser (LC Participant) to the LC Bank in respect of a Participation Advance made by such Purchaser to LC Bank pursuant to Section 1.14(c) of the Agreement and (~~iii~~iv) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to ~~Section~~Sections 1.4(d) or ~~Section 1.23~~(f) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“CB” has the meaning set forth in the preamble to this Agreement.

“CBAD” means Cincinnati Bell Any Distance Inc., a Delaware corporation, and its successors and permitted assigns.

“CBAD Virginia” means Cincinnati Bell Any Distance of Virginia LLC, a Virginia limited liability company, and its successors and permitted assigns.

“CBET” means Cincinnati Bell Extended Territories LLC, an Ohio limited liability company, and its successors and permitted assigns.

“CBT” means Cincinnati Bell Telephone Company LLC, an Ohio limited liability company, and its successors and permitted assigns.

“CBT Public Notice” means a public notice, issued by the Federal Communications Commission, announcing a request by CBT to discontinue, reduce or impair service.
“CBTS” means Cincinnati Bell Technology Solutions Inc., a Delaware corporation, and its successors and permitted assigns.

“CBTS Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all CBTS Receivables in the Receivables Pool that became Defaulted Receivables during such calendar month (other than (a) CBTS Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month and (b) CBTS Lease Receivables), by (b) the aggregate credit sales made by CBTS during the calendar month that is 6 calendar months before such calendar month.

“CBTS Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all CBTS Receivables in the Receivables Pool that were Delinquent Receivables on such day (other than CBTS Lease Receivables) by (b) the aggregate Outstanding Balance of all CBTS Receivables then in the Receivables Pool on such day (other than CBTS Lease Receivables).

“CBTS Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller with respect to any CBTS Receivable pursuant to Section 1.4(e)(i) of this Agreement during such calendar month by (b) the aggregate credit sales made by CBTS during the calendar month that is one month prior to such calendar month.

“CBTS Lease Receivables” means a Receivable the Originator of which is CBTS and for which the underlying goods and services are hardware and related services procured by the Obligor from CBTS, but of which the expectation for payment of such Receivable is by a third party financier as part of a direct leasing arrangement between such third party financier and the Obligor for such goods and services.

“CBTS Receivable” means a Receivable the Originator of which is CBTS.

“CBTS Software Receivables” means Receivables generated by CBTS’ subsidiary CBTS Software LLC but billed and accounted for under a separate billing and accounting platform than the CBTS Receivables, until such time as either: (i) CBTS Software LLC shall have become an Originator under the Purchase and Sale Agreement by executing a Joinder Agreement and otherwise satisfying the terms and conditions set forth in Section 4.3 of the Purchase and Sale Agreement; or (ii) (A) such subsidiary has been merged into CBTS in accordance with the terms and provisions of the Purchase and Sale Agreement and the other Transaction Documents, and (B) the Administrator and each Purchaser Agent have received a certificate of CB stating that such Receivables have been migrated to the systems, processes and policies of CB and its subsidiaries.

“Change in Control” means that CB ceases to own, directly or indirectly, (a) 100% of the voting equity interests of the Seller free and clear of all Adverse Claims or (b) a majority of the voting equity interests of any Originator.

“Closing Date” means June 6, 2011.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, CB, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Related Committed Purchaser, LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Funded Purchases, Swingline Purchases and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule IV or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(c) of the Agreement. For the avoidance of doubt, in no event shall the sum of the aggregate Commitments of all Purchasers in a Purchaser Group exceed such Purchaser Group’s Group Commitment.

“Commitment Percentage” means, for each Related Committed Purchaser or Related LC Participant in a Purchaser Group, the Commitment of such Related Committed Purchaser or Related LC Participant, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or Related LC Participants, as the case may be, in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 12.00%, (ii) for any Group B Obligor, 10.00%, (iii) for any Group C Obligor, 8.00% and (iv) for any Group D Obligor, 4.00% and (b) for each ~~of the Obligors listed in the chart below (each a “~~Special Obligor~~”)~~, the percentage specified in the chart ~~below~~set forth on Annex H for such Special Obligor ~~(the applicable “Special Concentration Percentage”). In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Percentage shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor~~at such time.

~~Special Obligor~~	~~Special Concentration Percentage~~
~~The General Electric Companies, so long as each of the following conditions are met:~~

             ~~if Standard & Poor’s is then providing a     short-term unsecured debt rating for General Electric~~
~~Company, General Electric Company has a short-term unsecured debt rating of “A-1+” from Standard & Poor’s;~~

            ~~if Moody’s is then providing a short-term     unsecured debt rating for General Electric Company,     General Electric Company has a short-term unsecured                                       debt rating of “P-1” from Moody’s;~~

              ~~General Electric Company has either:~~

            ~~a long-term unsecured debt rating of at      least “AA” by Standard & Poor’s; or~~

            ~~a long-term unsecured debt rating of at      least “Aa2” by Moody’s;~~

             ~~no more than 15% of Receivables, the Obligor of  which is one of the General Electric Companies, remain  unpaid 121 days or more from the original invoice date~~
~~30.00%~~

~~of such Receivables; and~~
~~(e) the Administrator has not provided five (5) Business Days’ notice to the Seller or Servicer that the  applicable Concentration Percentage shall be 25% notwithstanding satisfaction of clauses (a) through (d) above~~

~~The General Electric Companies, so long as General  Electric Company has both:~~

~~(a)       a short-term unsecured debt rating of “A-1+” by Standard & Poor’s or, if General Electric Company does  not have a short-term unsecured debt rating from Standard & Poor’s, a long-term unsecured debt rating of at least “AA” by Standard & Poor’s; and~~

~~(b)       a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have  a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “Aa2” by Moody’s~~
~~25.00%~~
~~The General Electric Companies, so long as General  Electric Company has both:~~

~~(a)       a short-term unsecured debt rating of at least   “A-1” by Standard & Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard & Poor’s, a long-term unsecured                                        debt rating of at least “A” by Standard & Poor’s; and~~

~~(b)       a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have  a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “A2” by Moody’s~~
~~15.00%~~
~~The General Electric Companies, so long as General  Electric Company has both:~~

~~(a)       a short-term unsecured debt rating of at least   “A-2” by Standard & Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard & Poor’s, a long-term unsecured                                          debt rating of at least “BBB+” by Standard & Poor’s;      and~~
~~10.00%~~

~~(b)    a short-term unsecured debt rating of at least~~
~~“P-2” by Moody’s or, if General Electric Company does      not have a short-term unsecured debt rating from     Moody’s, a long-term unsecured debt rating of at least     “Baa1” by Moody’s~~

“Conduit Purchaser” means each commercial paper conduit that is a party to this Agreement, as a Purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or Transfer Supplement.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” shall mean (a) each of Seller, Servicer, each Originator and each of CB’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital with respect to such Conduit Purchaser (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component

Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the sum of
(x)    the aggregate initial Outstanding Balance of all Group A Receivables originated by the Originators during the calendar month that is 5 calendar months before such calendar month, plus
(y)    the aggregate initial Outstanding Balance of all Group B Receivables originated by the Originators during the calendar month that is 6 calendar months before such calendar month, plus
(z)    the sum for each Designated Obligor of the aggregate initial Outstanding Balance of all Receivables, the Obligor of which is ~~one of the General Electric Companies~~a Designated Obligor, originated by the Originators during the ~~calendar month that is 7 calendar months before such calendar month~~Designated Terms applicable to such Designated Obligor for purposes of this defined term.

“Defaulted Receivable” means a Receivable:

(a)as to which any payment, or part thereof, remains unpaid for more than (i) with respect to a Group A Receivable, 150 days from the original invoice date of such Receivable, (ii) with respect to a Group B Receivable, 180 days from the original invoice date of such Receivable and (iii) with respect to a Receivable, the Obligor of which is ~~one of the General Electric Companies, 210 days from the original invoice date of such Receivable~~a Designated Obligor, the Designated Terms applicable to such Designated Obligor for purposes of this defined term, or

(b)without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than (i) solely with respect to ~~any~~a Receivable, the Obligor of which is ~~one of the General Electric Companies, 150 days from the original invoice date of such Receivable~~a Designated Obligor, the Designated Terms applicable to such Designated Obligor for purposes of this defined term and (ii) with respect to any other Receivable, 120 days from the original invoice date of such Receivable.

“Designated Obligor” means each Obligor designated as a Designated Obligor from time to time on Annex I, as such Annex I is supplemented from time to time in writing to add or remove Designated Obligors and adjust any Designated Terms relating thereto, and, in each case, as such supplement is consented to in writing (including, without limitation, e-mail communications) by the Seller, the Servicer, the Administrator, the LC Bank and each Purchaser. In the event that any other Obligor is or becomes an Affiliate of a Designated Obligor, the applicable Designated Terms set forth on Annex I shall apply to both such Obligor and such Designated Obligor and shall be calculated as if such Obligor and such Designated Obligor were a single Obligor.

“Designated Terms” means the terms set forth on Annex I as applicable to a Designated Obligor with respect to certain defined terms set forth on Schedule I; provided, that if no Designated Term is provided with respect to any defined term for such Obligor or if the conditions, if any, to any Designated Term are not satisfied, such Designated Terms shall not be applicable to such Designated Obligor for purposes of such defined term.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of:
(a)    the aggregate credit sales made by all the Originators during the two most recent calendar months, to (b) the Net Receivables Pool Balance at the last day of such calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of this Agreement during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is one month prior to such calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such day multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means on any date, the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.25 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Dilution Spike Factor.

“Dilution Spike Factor” means, for any calendar month, the product of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Discount” means with respect to any Purchaser:

(a)for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Yield Period through the issuance of Notes:

CPR x C x ED/360 + YPF

(b)for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Yield Period through the issuance of Notes or, if the LC Bank has made, or has deemed to have made, a Funded Purchase in connection with any drawing under a Letter of Credit that has not been reimbursed pursuant to Section 1.14 of the Agreement:

AR x C x ED/Year + YPF

where:

AR    =    the Alternate Rate for such Portion of Capital for such Yield Period with respect to such Purchaser,

C    =    the Capital with respect to such Portion of Capital during such
Yield Period with respect to such Purchaser,

CPR    =    the CP Rate for the Portion of Capital for such Yield Period with respect to such Purchaser,

ED    =    the actual number of days during such Yield Period,

Year    =    if such Portion of Capital is funded based upon: (i) the Euro-Rate or LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YPF    =    the Yield Protection Fee, if any, for the Portion of Capital for such
Yield Period with respect to such Purchaser;

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.14(b) of the Agreement.

“DSO Trigger” has the meaning set forth on Annex J, as such Annex J is supplemented from time to time in writing and as such supplement is consented to in writing (including, without limitation, e-mail communications) by the Seller, the Servicer, the Administrator, the LC Bank and each Purchaser.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)the Obligor of which (i) has a billing address in the United States, (ii) is not subject to any action of the type described in paragraph (f) of Exhibit V to this Agreement, (iii) is not an Affiliate (other than an officer, director or other natural Person) of CB or any Affiliate (other than an officer, director or other natural Person) of CB, (iv) is not a Sanctioned Person or not a resident of a Sanctioned Country and (v) is not a federal governmental entity; provided that Pool Receivables the Obligor of which is a federal governmental entity, to the extent such Pool Receivables meet each of the other criteria set forth in this definition, shall be considered to be an Eligible Receivable to the extent the aggregate Outstanding Balance of Pool Receivables the Obligors of which are federal governmental entities does not exceed $250,000,

(b)that is denominated and payable only in U.S. dollars in the United States, and (except in the case of a Pool Receivable generated in connection with any Payment-on-Delivery Transaction) the Obligor with respect to which has been instructed in writing by the Servicer, the Seller, the applicable Originator or the applicable Sub-Servicer, if any, in accordance with Sections 1(f) and 2(f) of Exhibit IV to remit Collections in respect thereof to a Lock-Box Account in the United States of America (provided that such Obligor may make an On-Site Payment notwithstanding such instruction),

(c)that does not have a stated maturity which is more than 60 days after the original invoice date of such Receivable ~~(or, in the case of Pool Receivables the Obligor of which is SYNCHRONY FINANCIAL, 90 days after the original invoice date of such Receivable)~~; provided, that in the case of Pool Receivables the Obligor of which is ~~one of the General Electric Companies~~a Designated Obligor, an Eligible Receivable means a Pool Receivable that does not have a stated maturity which is more than ~~120 days after the original invoice date of such Receivable, so long as (i) General Electric Company maintains both: (x) a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard & Poor’s, a long-term unsecured debt rating of at least “A” by Standard & Poor’s and (y) a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “A2” by Moody’s~~the Designated Terms applicable to such Designated Obligor for purposes of this defined term and (ii) such Pool Receivable meets each of the other criteria set forth in this definition,

(d)that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e)that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law,

(f)that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(g)that is not the subject of any asserted dispute, offset, hold back, defense, Adverse Claim (other than Permitted Adverse Claims) or other claim, but any such Pool Receivable shall be ineligible only to the extent of such dispute, offset, hold back, defense, Adverse Claim (other than Permitted Adverse Claims) or other claim,

(h)that satisfies in all material respects all applicable requirements of the applicable Credit and Collection Policy,

(i)that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“eVolve” means eVolve Business Solutions LLC, an Ohio limited liability company, and its successors and permitted assigns.

“Excess Concentration” means, without duplication, the sum of the following amounts:

(i)the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor, multiplied by (b) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(ii)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool which were billed to an Obligor for a service to be provided during the immediate subsequent billing period exceeds 20% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(iii)the amount by which the aggregate Outstanding Balance of all Eligible Unbilled Receivables then in the Receivables Pool exceeds 25% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(iv)the amount by which the aggregate Outstanding Balance of Eligible Receivables (other than Receivables the Obligor of which is ~~one of the General Electric Companies~~an Excluded Designated Obligor) that have a stated maturity which is more than 60 days after the original invoice date of such Receivable then in the Receivables Pool exceeds 8% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Excluded Designated Obligor” means an Obligor, the Designated Terms for which indicate such Obligor’s Receivables shall be excluded from clause (iv) of the definition of Excess Concentration.

“Exiting Purchaser” has the meaning set forth in Section 1.21 of this Agreement.

“Facility Termination Date” means, with respect to any Purchaser, the earliest to occur of:
(a) May 27, 2019, (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(c) of this Agreement, (d) the date which is 30 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (e) the Purchaser Termination Date.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City Time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.

“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

~~“Fifth Amendment Effective Date” means the date on which that certain Fifth Amendment to this Agreement, dated as of September 13, 2013, becomes effective in accordance with its terms.~~

“Foreign Purchaser” has the meaning set forth in Section 1.10(c) of this Agreement.

~~“Fourth Amendment Effective Date” means the date on which that certain Fourth Amendment to this Agreement, dated as of June 3, 2013, becomes effective in accordance with its terms.~~

“Funded Purchase” shall mean (a) a Purchase that (i) is made pursuant to Section 1.2(b) or (ii) deemed to have been requested by Seller pursuant to Section 1.1(b), the proceeds of which are used to reimburse the LC Bank on behalf of Seller for a drawing under a Letter of Credit by the Seller and (b) a Participation Advance made by an LC Participant pursuant to Section 1.14(c).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“General Electric Companies” means, collectively, General Electric Company and its subsidiaries.

“General Electric Company” means General Electric Company, a New York Corporation.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of

Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Receivable” shall mean shall mean a Receivable, (a) the Obligor of which is not one of the General Electric Companies and (b) is aged on the “Great Plains” billing system (or such other billing system approved in writing from time to time by the Administrator).

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on such Obligor’s, its parent’s or it’s majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it (or its parent or majority owner, as applicable) satisfies either clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Minimum Loss Reserve Percentage” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group. References to the unused portion of a Purchaser Group’s Group Commitment shall mean, at any time, the excess, if any, of (a) such Purchaser Group’s Group Commitment, over (b) the sum of (i) the then outstanding Capital of each Purchaser in such Purchaser Group, plus (ii) such Purchaser Group’s Related LC Participant’s Ratable Share of the LC Participation Amount.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.
“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.
“Indemnified Taxes” has the meaning set forth in Section 1.10 of this Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to this Agreement.

“Information Package” means each report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Participant” means each Person listed as such for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participant Reimbursement Date” has the meaning set forth in Section 1.14 of the Agreement.

“LC Participation Amount” shall mean, at any time, the then sum of the undrawn amounts of all outstanding Letters of Credit.

“LCR Security” means any commercial paper or security (other than equity securities issued to CB or any Originator that is a consolidated subsidiary of CB under GAAP) within the meaning of Paragraph .32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Legacy Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Legacy Receivables in the Receivables Pool that became Defaulted Receivables during such calendar month (other than Legacy Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Legacy Originators during the calendar month that is 6 calendar months before such calendar month.

“Lock-Box Agreement” means an agreement, among the Seller, the Servicer, the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts.

“Lock-Box Bank” means any of the banks, postal institutions or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 1 minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, a percentage equal to (i) the product of
(A)2.25 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months, multiplied by (B) the sum of (1) the aggregate initial Outstanding Balance of all Receivables originated by the Originators during the five most recent calendar months, plus (2) 0.125 multiplied by the aggregate initial Outstanding Balance of all Receivables, the Obligor of which is not ~~one of the General Electric Companies,~~ a Designated Obligor, originated by the Originators during the sixth most recent calendar month, plus (3) the sum for each Designated Obligor of the aggregate initial Outstanding Balance of all Receivables, the Obligor of which is ~~one of the General Electric Companies~~a Designated Obligor, originated by the Originators during the ~~sixth most recent calendar month~~Designated Terms applicable to such Designated Obligor, divided by (ii) the Net Receivables Pool Balance as of such date.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Related Committed Purchasers in all Purchaser Groups; provided, however, that so long as any one Related Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Related Committed Purchasers in all Purchaser Groups.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a)the assets, operations, business or financial condition of such Person,

(b)the ability of any of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party,

(c)the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of the Pool Receivables, or

(d)the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.

course of such Originator’s business with respect to obligations which are not due or which are being contested in good faith by such Originator and for which proper reserves have been established in accordance with GAAP, and which have not been outstanding for longer than 30 days; and (e) any Adverse Claim arising by virtue of an Equipment Lessor’s Lien; provided, that the Outstanding Balance of all Receivables then in the Receivables Pool that are subject to Equipment Lessor’s Liens shall not at any time exceed $1,000,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” means PNC Bank, National Association.
“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

~~“Pro Rata Share” shall mean, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.~~

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Funded Purchase or a reinvestment is made pursuant to this Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $120,000,000, as such amount may be reduced pursuant to
Section 1.1(c) of this Agreement or otherwise in connection with any Exiting Purchaser.
References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then outstanding Aggregate Capital plus the LC Participation Amount.

“Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in:
(a)    each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + Adjusted LC Participation Amount + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser” means each Conduit Purchaser, the Swingline Purchaser, Related Committed Purchaser, LC Participant and the LC Bank, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers, related Purchaser Agent and Related LC Participants, (ii) for Regions, Regions, as a Purchaser Agent, a Related

Committed Purchaser and an LC Participant and (iii) for PNC, PNC, as a Purchaser Agent, a Related Committed Purchaser ~~and~~, an LC Participant and a Swingline Purchaser.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.

“Purchaser Termination Date” means, with respect to any Purchaser, May ~~26, 2017,~~25, 2018, as such date may be extended from time to time with respect to such Purchaser pursuant to Section 1.21.

“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.

“Ratable Share” means, ~~for each~~with respect to any Purchaser Group, and any Purchase (or portion thereof), a fraction (expressed as a percentage) (a) the numerator of which is such Purchaser Group’s Group Commitment, and (b) the denominator of which is the aggregate ~~Commitments divided by the aggregate~~Group Commitments of all Purchaser Groups.

“Rating Agency” means each of Standard & Poor’s and Moody’s.

“Rating Agency Condition” means, when applicable, with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s (and/or each other rating agency then rating the Notes of the applicable Conduit Purchaser) that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.

“Receivable” means any indebtedness and other obligations owed to any Originator, CB or the Seller or any right of the Seller, CB or any Originator to payment from or on behalf of an Obligor, or any right to reimbursement for funds paid or advanced by the Seller, CB or any Originator on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with (a) the sale of goods or the rendering of services or (b) the provision or use of equipment, facilities or software, and includes, without limitation, (i) the obligation to pay any finance charges, fees and other charges with respect thereto and (ii) amounts billed to the Obligor for such service or any other of the foregoing to be provided during the immediate subsequent billing period. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by or contributed to the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Regions” means Regions Bank.

(i)    the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)    the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)    such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)    such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)    the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)    the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)    the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D)    the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Special Obligor” means each Obligor designated as a Special Obligor from time to time on Annex H, as such Annex H is supplemented from time to time in writing to add or remove Special Obligors and adjust the related Concentration Limits and, in each case, as such supplement is consented to in writing (including, without limitation, e-mail communications) by the Seller, the Servicer, the Administrator, the LC Bank and each Purchaser. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the applicable Concentration Percentage set forth on Annex H shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

“Specified Receivables” means Equipment Lease Receivables and CBTS Software Receivables, in each case until the conditions set forth in the respective definitions thereof are no longer applicable.

“Specified Regulation” means (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

“Standard & Poor’s” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Swingline Capital” means, at any time, the aggregate amounts paid by the Swingline Purchaser to the Seller in connection with Swingline Purchases at such time, as reduced from time to time pursuant to Section 1.2(g) of the Agreement.

“Swingline Purchase” has the meaning set forth in Section 1.2(g)(i).

“Swingline Purchaser” has the meaning set forth in the preamble.

“Swingline Sublimit” means $15,000,000.

“Tangible Net Worth” means, with respect to any Person, (i) the total assets of such Person, minus (ii) the total liabilities of such Person, minus (iii) the intangible assets of such Person, each as determined in accordance with GAAP.

“Taxes” means, with respect to any Person, any and all present or future taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic) under the laws of which such Person is organized.

“Termination Day” means each day that occurs on or after the Facility Termination Date and prior to the satisfaction, cure or waiver of the event(s) giving rise to such Facility Termination Date in accordance with this Agreement.

EXHIBIT II

CONDITIONS PRECEDENT

1.Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Administrator shall have received, on or before the Closing Date, each of the following, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:

(a)A counterpart of this Agreement and the other Transaction Documents executed by the parties thereto.

(b)Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and the Servicer authorizing the execution, delivery and performance by the Seller, such Originator and the Servicer, as the case may be, of this Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary limited liability company or corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the organizational documents of the Seller, each Originator and the Servicer.

(c)A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and the Servicer certifying the names and true signatures of its officers who are authorized to sign this Agreement and the other Transaction Documents. Until the Administrator and each Purchaser Agent receives a subsequent incumbency certificate from the Seller, an Originator or the Servicer, as the case may be, the Administrator and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or the Servicer, as the case may be.

(d)Favorable opinions, addressed to the Administrator, each Purchaser and each Purchaser Agent in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, of The Law Offices of Thomas W. Bosse, PLLC, Cravath, Swaine & Moore LLP or Richards, Layton & Finger P.A., counsel for Seller, the Originators and the Servicer, covering such matters as the Administrator may reasonably request, including, without limitation, organizational and enforceability matters and certain bankruptcy matters, certain UCC perfection and priority matters.

(e)A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

(f)Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of this Agreement and the applicable Purchaser Group Fee Letters.

(g)Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization.

(h)To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by this Agreement.

2.Conditions Precedent to All Funded Purchases, Swingline Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase) and the issuance of any Letters of Credit and each reinvestment shall be subject to the further conditions precedent that

(a)in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator and each Purchaser Agent, a completed pro forma Information Package to reflect the level of the Aggregate Capital, the LC Participation Amount and related reserves and the calculation of the Purchased Interest after such subsequent purchase or issuance, as the case may be, and a completed Purchase Notice in the form of Annex B; and

(b)on the date of such Funded Purchase, Swingline Purchase, issuance or reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)the representations and warranties contained in Exhibit III to the Agreement are true and correct on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);

(ii)in the case of a Funded Purchase or issuance (but not reinvestment), no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event, and in the case of a reinvestment, no event has occurred and is continuing, or would result from such reinvestment, that constitutes a Termination Event;

(iii)the sum of the Aggregate Capital plus the Adjusted LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not exceed the Purchase Limit, and the Purchased Interest shall not exceed 100%; and

(iv)	the Facility Termination Date has not occurred.

(c)in the case of each Funded Purchase or Swingline Purchase (but not reinvestment), no event or condition described in clause (j)(ii) of Exhibit V to this Agreement, without giving effect to the fifteen (15) Business Day grace period set forth in such clause, has occurred and is continuing.

(d)after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, no Purchaser Group’s outstanding Capital plus its Ratable Share of the LC

Participation Amount shall exceed such Purchaser Group’s Group Commitment; it being understood and agreed, that, prior to funding any remaining unfunded Commitment, if any, the Seller shall reduce the Swingline Capital in an amount sufficient to permit any such incremental Purchase or issuance.

EXHIBIT III
REPRESENTATIONS AND WARRANTIES

1.Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a)Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b)Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than Permitted Adverse Claims) on assets of the Seller.

(c)Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)Accuracy of Information. All information heretofore furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

(e)Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body.

(f)Accuracy of Exhibits; Lock-Box Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator), and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the Seller from time to time) is true and complete in all material respects. The Seller has

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(n)Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o)LCR Security. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of CB under GAAP.

2.    Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a)Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, unless failure to have such power, licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

(b)Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation of the Servicer or of any judgment, injunction, order or decree or material agreement or other material instrument binding upon the Servicer (unless such contravention or default would not reasonably be expected to have a Material Adverse Effect) or result in the creation or imposition of any lien (other than Permitted Adverse Claims) on assets of the Servicer or any of its Subsidiaries.

(c)Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)Accuracy of Information. All information heretofore furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

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EXHIBIT IV

COVENANTS

1.Covenants of the Seller. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full or the date all other amounts then due and payable by the Seller under this Agreement to any Purchaser Agent, any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a)Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:

(i)Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited income statement and balance sheet of the Seller certified by a designated financial or other officer of the Seller.

(ii)Information Packages. As soon as available and in any event not later than two Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month (it being understood that no more than 1 Information Package shall be required to be delivered within any one calendar week).

(iii)Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.

(b)Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Seller setting forth details of such Termination Event or such Unmatured Termination Event and any action which the Seller proposes to take with respect thereto.

(ii)Representations and Warranties. The failure of any representation or warranty to be true in any material respect when made with respect to the Receivables included in the Receivables Pool.

(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which would reasonably be expected to have a Material Adverse Effect with respect to the Seller.

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finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(s) ~~Liquidity Coverage Ratio. The Seller has not, does not and will not (x) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 (the “33 Act”) or that may be offered for sale under Rule 144A or a similar exemption from registration under the 33 Act or the rules promulgated thereunder, or (y) issue any other debt obligations or equity interests other than the Company Notes and debt obligations substantially similar to the obligations of Seller under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of CB for purposes of generally accepted accounting principles.~~LCR Security. The Seller shall not issue any LCR Security.

2.Covenants of the Servicer. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full or the date all other amounts then due and payable by the Seller or the Servicer under this Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a)Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish to the Administrator and each Purchaser Agent:

(i)Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of CB, annual audited financial statements of CB and subsidiaries certified by independent certified public accountants selected by CB, prepared pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States of America, including a consolidated balance sheet as of the end of such period and the related consolidated statements of operations, shareowners’ equity (deficit) and comprehensive income (loss) and cash flows, in each case for the period then ended.

(ii)Quarterly Reporting. Promptly upon completion and in no event later than 60 days after the close of each of the first three financial quarters of each financial year of CB, unaudited financial statements of CB and subsidiaries certified by a designated financial officer of CB, prepared pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States of America, including a condensed consolidated balance sheet of CB and subsidiaries as of the end of such period and the related condensed consolidated statements of operations and cash flows, in each case for the period then ended.

(iii)Compliance Certificates. Together with the annual report required above, a compliance certificate in the form of Annex F attached hereto, signed by its chief

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EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)(i) the Seller, CB or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 30 days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller, CB or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two Business Days after the earlier of any such Person’s knowledge or notice thereof;

(b)a Servicer Default (other than of the type set forth in clause (e) of the definition thereof) shall occur;

(c)any representation or warranty made or deemed made by the Seller or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller or the Servicer pursuant to this Agreement or any other Transaction Document, shall fail to have been true or correct in any material respect when made or deemed made or delivered and except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 30 days after the earlier of any such Person’s knowledge or notice thereof;

(d)the Seller or the Servicer shall fail to deliver any Information Package when due pursuant to this Agreement, and such failure shall remain unremedied for two Business Days after the earlier of such Person’s knowledge or notice thereof;

(e)this Agreement or any Purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim other than Permitted Adverse Claims, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim other than Permitted Adverse Claims;

(f)the Seller, CB, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, CB, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted

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by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, CB, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(g)(i) the (A) Legacy Default Ratio shall exceed 3.0%, (B) Legacy Delinquency Ratio shall exceed 15.0%, (C) CBTS Default Ratio shall exceed 12.00% or (D) CBTS Delinquency Ratio shall exceed 30.00%, (ii) the average for three consecutive calendar months of: (A) the Legacy Default Ratio shall exceed 2.00%, (B) the Legacy Delinquency Ratio shall exceed 13.00%, (C) the Legacy Dilution Ratio shall exceed 3.00%, (D) the CBTS Default Ratio shall exceed 9.00%, (E) the CBTS Delinquency Ratio shall exceed 28.00% or (F) the CBTS Dilution Ratio shall exceed 9.00% or (iii) the Days’ Sales Outstanding exceeds ~~50 days~~the DSO Trigger;

(h)	a Change in Control shall occur;

(i)the Purchased Interest shall exceed 100% for two (2) Business Days after the earlier of the Seller’s or the Servicer’s knowledge or notice thereof;

(j)(i) the Seller, CB or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least
$35,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt and, in the case of this clause (ii), if the agreement, mortgage, indenture or instrument relating to such Debt does not provide for a grace period upon the occurrence of such failure, event or condition, then (A) such failure, event or condition shall be continuing and such Debt shall have been accelerated or (B) such failure, event or condition shall be continuing for a period of fifteen (15) Business Days without such failure, event or condition having been cured, waived or otherwise remedied under the agreement, mortgage, indenture or instrument relating to such Debt;

(k)either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims in an amount in excess of $500,000 pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, CB or any ERISA Affiliate;

(l)the “Purchase and Sale Termination Event” (as defined in the Sale Agreement) with respect to CBT shall have occurred;

(m) CB shall fail to perform any of its obligations under the Performance Guaranty and, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 30 days after the earlier of CB’s knowledge or notice thereof; or

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